NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 19, 2003

CONTACT: Darwin L. Stump - (304) 842-3597

http://www.petd.com

Petroleum Development Names New Officers

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) Chairman James N. Ryan today announced the appointment of several new officers for Petroleum Development Corporation. Darwin L. Stump was named Chief Financial Officer, Eric R. Stearns was named Executive Vice President of Exploration and Development, Thomas E. Riley was named Executive Vice President of Production, Natural Gas Marketing and Business Development, and Janet L. Potter was named Controller.

Stump, has served as Controller since he joined the company in 1980. Prior to joining PDC Stump was employed by Main Hurdman, Certified Public Accountants. Stump is a CPA, a member of the AICPA, the West Virginia Society of CPAs, and a graduate of West Virginia University with a B.S. degree in accounting.

Stearns, joined the company as a geologist in 1985, and has served as head of the Exploration and Development group since that year. In 1995 he became Vice President of Exploration and Development. Prior to joining PDC Stearns was employed as a geologist by Hywell and Petroleum Consultants. Stearns has a B.S. degree in geology from Virginia Institute of Technology.

Riley, joined PDC as Vice President of Gas Marketing and Acquisitions in 1996 when the Company acquired his Appalachian Basin natural gas marketing company. Riley was the founder and President of Riley Natural Gas from its inception in 1987, and continues to serve as President of the subsidiary. Prior to forming Riley Natural Gas, Riley was employed by Consolidated Natural Gas and Pittsburgh National Bank in petroleum engineering positions. Riley has also served on the Board of Directors of the Independent Oil and Gas Association of West Virginia. He has a B.S. degree in Petroleum Engineering from West Virginia University.

Potter, joined PDC in 1989 as a senior accountant, and has served as Assistant Controller since 1990. Prior to joining PDC she worked as an accountant with Cunningham, Lively and Carpenter and with Teetrick Bartlett. She has a B.S. degree in accounting, is a CPA and member of the AICPA and the West Virginia Society of CPAs.

Ryan, in announcing the changes, said, "Each of these people has played a large role in the success of the company over the past decade, and I am confident in their capabilities and their ability to step up to the additional challenges of their new positions."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597